Exhibit 99.1

New Publication Reports Significant Reductions in Perioperative Bleeding Complications Following Acute Aortic Dissection Surgery using CytoSorbents’ Antithrombotic Drug Removal Technology

MONMOUTH JUNCTION, NJ – January 24, 2022 - CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, highlights a new publication in the peer-reviewed journal, Annals of Thoracic and Cardiovascular Surgery, entitled “Hemoadsorption of Rivaroxaban and Ticagrelor during Acute Type A Aortic Dissection Operations.” In this publication, Hassan et al. reported on the use of intraoperative hemoadsorption using CytoSorbents’ technology to reduce perioperative bleeding complications in patients with acute type A aortic dissection, a life-threatening condition with a mortality rate of 1-2% per hour, who were either on the direct oral anticoagulant (DOAC) rivaroxaban (Xarelto®, Janssen and Bayer) or the antiplatelet drug ticagrelor (Brilinta®, AstraZeneca) at the time of urgent on-pump cardiac surgery.

•	The authors completed a retrospective analysis of 171 consecutive patients undergoing urgent surgical repair for acute type A aortic dissection between 2014 and 2020 and identified 21 patients (12.3%) who were either on rivaroxaban (n=9) or ticagrelor (n=12).

•	Among these 21 patients, 10 patients received intraoperative hemoadsorption, and their operative and clinical outcomes were compared with the 11 patients not treated with intraoperative hemoadsorption.

•	Baseline characteristics were generally comparable between the two groups, however, hemoadsorption patients were older (mean age 75 vs. 62 years) and had higher perioperative risk based on the calculated EUROSCORE II scale (17.1 vs. 10.6; higher score reflects higher risk for complications and mortality).

•	Although the operative techniques and duration on cardiopulmonary bypass were similar between the two groups, total operation time was significantly shorter in the hemoadsorption group (286 ± 40 min vs. 348 ± 79 min, p=0.045), presumably due to less time required to achieve hemostasis at the end of the operation.

•	Most importantly, intraoperative hemoadsorption (vs. without) was associated with favorable clinical outcomes following urgent type A aortic dissection surgery, including:

o	Positive trend in lower 30-day mortality: 10% (1/10) vs. 27.3% (3/11)

o	Zero need for re-operations (vs. 18.2% without hemoadsorption)

o	Significantly lower mean 24-hour chest tube drainage, an independent predictor of postoperative morbidity and mortality (482 ± 122 ml vs. 907 ± 427 ml, p<0.001).

o	Significantly fewer platelet transfusions (p=0.049)

•	The above clinical benefits translated to shorter median ICU length of stay in patients treated with hemoadsorption (4 days) compared to those without (9 days).

Dr. Efthymios N. Deliargyris, Chief Medical Officer of CytoSorbents stated, “This new publication extends the evidence for clinical benefit with intraoperative antithrombotic removal using our hemoadsorption technology beyond coronary artery bypass grafting (CABG) and into additional complex cardiac operations, such as acute type A dissection aortic surgery. All urgent cardiac surgeries are complex and carry high risk for complications, but as any cardiac surgeon will attest, operating in the presence of antithrombotic drugs such as ticagrelor or DOACs can result in significant bleeding complications which can negatively impact patient outcomes and increase costs.”

Dr. Deliargyris concluded, “These encouraging data, though from a small single-center study, are consistent with the published literature on the use of our technology to reduce bleeding complications from cardiothoracic surgery in patients on antithrombotic drugs. Furthermore, it validates our strategy to include patients undergoing urgent aortic surgery in both the STAR-T and STAR-D trials. We plan to incorporate these new data in our recruiting and training efforts with study sites. The U.S. STAR-T and STAR-D trials, evaluating the use of DrugSorb™-ATR for intraoperative removal of antithrombotic drugs during urgent cardiothoracic surgery, are our top priorities. We remain laser-focused and are dedicating all necessary resources to drive enrollment completion of these two studies in the next 12-18 months to support potential future FDA marketing approval.”

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in more than 70 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death.  These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 162,000 cumulative CytoSorb devices have been utilized to date.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery.  CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure.  The DrugSorb™-ATR Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, apixaban and rivaroxaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.  The Company has initiated two FDA approved pivotal trials designed to support U.S. marketing approval of DrugSorb-ATR.  The first is the 120-patient, 20 center STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) randomized, controlled trial evaluating the ability of intraoperative DrugSorb-ATR use to reduce perioperative bleeding risk in patients on ticagrelor undergoing cardiothoracic surgery.  The second is the 120-patient, 25 center STAR-D (Safe and Timely Antithrombotic Removal - Direct Oral Anticoagulants) randomized, controlled trial, evaluating the intraoperative use of DrugSorb–ATR to reduce perioperative bleeding risk in patients undergoing cardiothoracic surgery on direct oral anticoagulants, including apixaban and rivaroxaban.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others.  The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb™-ATR, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:

Eric Kim

Rubenstein Public Relations

212-805-3052

ekim@rubensteinpr.com